Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marchex, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (333-174016) and on Form S-8 (Nos. 333-116867, 333-123753, 333-132957, 333-141797, 333-149790, 333-158394, 333-165536 and 333-172967) of Marchex, Inc. of our reports dated March 12, 2012, with respect to the consolidated balance sheets of Marchex, Inc. as of December 31, 2010 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Marchex, Inc.

/s/ KPMG LLP

Seattle, Washington
March 12, 2012